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                                                                   Exhibit 3.1


              CERTIFICATE OF AMENDMENT OF ARTICLES OF INCORPORATION

                 NATIONAL MEDICAL FINANCIAL SERVICES CORPORATION

     We the undersigned, Douglas R. Colkitt, Chairman and Chief Executive Officer of National Medical Financial Services Corporation, and Robert W. Horner, Jr., Vice President and Secretary of National Medical Financial Services Corporation, do hereby certify:

     That the Board of Directors of said corporation by unanimous written consent on the 24th day of December, 1997, adopted a resolution to amend Article Fourth of the corporation's articles as follows:

     "FOURTH: The total authorized capital stock of the corporation is Forty Million (40,000,000) shares of Common Stock, par value $0.01 per share, and One Million (1,000,000) shares of Preferred Stock, par value $0.01 per share. The board of directors of the corporation shall be authorized, subject to limitations prescribed by the General Corporation Law of the State of Nevada, to provide for the issuance of the shares of preferred stock in one or more series, to established from time to time the number of shares to be included in such series, and to fix the designations, preferences, limitations, restrictions, and relative rights of each series.


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     Each share of Common Stock issued and outstanding as of the close of business on December 31, 1997 shall automatically and without any action on the part of the holder thereof be reclassified as, and changed into, one-tenth (1/10) of a share of Common Stock (rounded up to the nearest whole share). Such reclassification and change shall not change the par value per share of the Common Stock, which par value shall remain $.01 per share, nor the number of authorized shares of Common Stock, which shall remain Forty Million (40,000,000) shares."

The number of shares of the corporation outstanding and entitled to vote on an amendment to the Articles of Incorporation were 15,399,316; that the said change and amendment has been consented to and approved by a majority vote of the stockholders holding at least a majority of each class of stock outstanding and entitled to vote thereon.

                                              /s/Douglas R. Colkitt
                                              --------------------------------
                                                  Chairman and Chief
                                                  Executive Officer

                                              /s/Robert W. Horner, Jr.
                                              --------------------------------
                                                  Vice President and Secretary


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State of Pennsylvania
                                      ss.

County of Centre

                  On February 20, 1998, personally appeared before me, a Notary Public, Douglas R. Colkitt and Robert W. Horner, Jr., who acknowledged that they executed the above instrument.

                                              /s/Raymond J. Caravan
                                              --------------------------------
                                                             Signature of Notary

[Notary Stamp or Seal]


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